Exhibit 10.2

FORM OF

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”) is entered into as of [    ], 2007 among American Standard Companies Inc., a Delaware corporation (“ASD”), WABCO Holdings Inc, a Delaware corporation and wholly-owned subsidiary of ASD (“WABCO”), Trane Bermuda L.P., a Bermuda LP treated as a corporation for U.S. federal income tax purposes (“TBLP”), WABCO L.P., a Bermuda limited partnership treated as a corporation for U.S. federal income tax purposes (“WLP”), Trane do Brasil Industria e Comercio de Produtos para Condicionamento de ar Ltda., a Brazilian limited company treated as a disregarded entity for U.S. federal income tax purposes (“Trane Brazil”), and WABCO do Brasil Industria e Comercio de Freios Ltda., a Brazilian company treated as a corporation for U.S. federal income tax purposes (“WABCO Brazil” and, together with ASD, WABCO, TBLP, WLP and Trane Brazil, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of [    ], 2007, between ASD and WABCO (the “Distribution Agreement”).

RECITALS

WHEREAS, ASD is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that has filed consolidated federal income tax returns.

WHEREAS, WABCO is a newly-formed, wholly-owned subsidiary of ASD.

WHEREAS, ASD will effect the restructuring transactions described in the Distribution Agreement for the purpose of aggregating the VCS Business in the WABCO Group prior to the Distribution (collectively, the “Reorganization”).

WHEREAS, on the Distribution Date, ASD will distribute all of the issued and outstanding shares of WABCO Common Stock on a pro rata basis to holders of ASD Common Stock (the “Distribution”).

WHEREAS, the Parties intend that the Distribution will qualify as a non-taxable transaction under Section 355 of the Code, after which none of WABCO or its Subsidiaries will be a member of the ASD Group for federal income tax purposes.

WHEREAS, the Parties desire to set forth their rights and obligations with respect to Taxes (as defined herein) due for periods before and after the Distribution Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I. DEFINITIONS

1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall have the meaning set forth in the Distribution Agreement.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“ASD” shall have the meaning set forth in the Preamble to this Agreement.

“ASD Common Stock” shall have the meaning set forth in the Distribution Agreement.

“ASD Filed Tax Return” shall have the meaning set forth in Section 2.01(a).

“ASD Group” shall have the meaning set forth in the Distribution Agreement.

“ASD Taxes” shall have the meaning set forth in Section 2.03(a).

“B&K Business” shall have the meaning set forth in the Distribution Agreement.

“B&K Foreign Tax Liability” shall have the meaning set forth in Section 2.03(a).

“Business Day” shall have the meaning set forth in the Distribution Agreement.

“Claim” shall have the meaning set forth in Section 4.02.

“Code” shall have the meaning set forth in the Recitals.

“Dispute” shall have the meaning set forth in Section 8.01.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Distribution Date” shall have the meaning set forth in the Distribution Agreement.

“External Distribution Tax Liability” shall have the meaning set forth in Section 2.03(a).

“Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax law.

“Foreign Taxes” shall mean all Taxes imposed by a Taxing Authority of any jurisdiction outside of the United States.

“Governmental Entity” shall have the meaning set forth in the Distribution Agreement.

“Indemnifiable Losses” shall have the meaning set forth in the Distribution Agreement.

“Indemnified Party” shall have the meaning set forth in Section 4.02.

“Indemnifying Party” shall have the meaning set forth in Section 4.02.

“Parties” shall have the meaning set forth in the Preamble to this Agreement.

“Person” shall have the meaning set forth in the Distribution Agreement.

“Post-Distribution Period” shall mean any taxable year or other taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

“Preliminary Tax Advisor” shall have the meaning set forth in Section 8.01.

“Prime Rate” shall have the meaning set forth in the Distribution Agreement.

“Prohibited Acts” shall have the meaning set forth in Section 3.02.

“Proposed Acquisition Transaction” means a transaction or series of related transactions (or any agreement, understanding, arrangement or substantial negotiations, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of related transactions), as a result of which WABCO (or any successor thereto) would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise) from WABCO (or any successor thereto) and/or one or more holders of WABCO common stock, respectively, any amount of stock of WABCO, that would, when combined with any other changes in ownership of the stock of WABCO pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise more than thirty-five percent (35%) of the value of all outstanding stock of WABCO as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series; provided, however, that the foregoing shall not include an acquisition (other than involving a public offering) with respect to which there were no agreement, understanding, arrangement or substantial negotiations, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, regarding the acquisition or a similar acquisition at any time during the two year period ending on the date of the Distribution. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock (including any redemption of WABCO equity pursuant to the exception in Section 3.02(iii)) shall be treated as an indirect acquisition of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

“Remainco Business” shall have the meaning set forth in the Distribution Agreement.

“Reorganization” shall have the meaning set forth in the Recitals.

“Restructuring Tax Liability” shall have the meaning set forth in Section 2.03(a).

“Ruling” shall have the meaning set forth in Section 2.01(b).

“Ruling Request” shall mean the request for rulings submitted by ASD to the Internal Revenue Service on March 15, 2007, including the exhibits attached thereto, and all related supplements.

“Subsidiary” shall have the meaning set forth in the Distribution Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Governmental Entity, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Advisor” shall have the meaning set forth in Section 8.01.

“Tax Benefit” shall mean the reduction in Tax liability of the Indemnified Party arising in connection with any Claim determined, without duplication, as the sum of (i) the product of any deduction available to the Indemnified Party (whether or not currently used or usable) and the actual combined income tax rate of the Indemnified Party in the year the Claim arose, (ii) the amount of any refund and (iii) the amount of reduction in Taxes for any credit utilized in the year the Claim arose.

“Tax Certificates” shall mean certificates of officers of ASD and WABCO, dated as of [    ], 2007, provided to Skadden, Arps, Slate, Meagher & Flom LLP in connection with the Tax Opinion.

“Tax Contest” shall have the meaning set forth in Section 5.01.

“Tax Cost” shall mean the increase in Tax liability of the Indemnified Party arising in connection with any Claim determined as the product of any income or gain resulting from the payment of such Claim by the Indemnifying Party and the actual combined income tax rate of the Indemnified Party in the year the indemnification payment is accrued by the Indemnified Party.

“Tax Deduction” shall have the meaning set forth in Schedule B.

“Tax Information Packages” shall mean any information required in order to prepare and file any ASD Filed Tax Return.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Materials” shall have the meaning set forth in Section 3.01(a).

“Tax Opinion” shall mean the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of [    ], 2007, regarding certain U.S. federal income tax consequences of certain transactions executed as part of the Reorganization and the Distribution.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Governmental Entity, or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Entity, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“TBLP” shall have the meaning set forth in the Preamble to this Agreement.

“TBLP Contribution” shall mean TBLP’s contribution of its assets relating to the VCS Business to WLP as part of the Restructuring.

“Trane Brazil” shall have the meaning set forth in the Preamble to this Agreement.

“Trane Brazil Contribution” shall mean Trane Brazil’s contribution of its assets relating to the VCS Business to WABCO Brazil as part of the Reorganization.

“VCS Assets” shall have the meaning set forth in the Distribution Agreement.

“VCS Business” shall have the meaning set forth in the Distribution Agreement.

“VCS Tax Liability” shall have the meaning set forth in Section 2.03(a).

“WABCO” shall have the meaning set forth in the Preamble to this Agreement.

“WABCO Brazil” shall have the meaning set forth in the Preamble to this Agreement.

“WABCO Brazil Restructuring Tax Liability” shall have the meaning set forth in Section 2.03(b).

“WABCO Common Stock” shall have the meaning set forth in the Distribution Agreement.

“WABCO Filed Tax Return” shall have the meaning set forth in Section 2.01(b).

“WABCO Group” shall have the meaning set forth in the Distribution Agreement.

“WABCO Taxes” shall have the meaning set forth in Section 2.03(b).

“WLP” shall have the meaning set forth in the Preamble to this Agreement.

“WLP Restructuring Tax Liability” shall have the meaning set forth in Section 2.03(b).

1.02 INTERPRETATION. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to “Preamble”, “Recitals”, “Articles”, “Sections” and other subdivisions are to the designated Preamble, Recitals, Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” shall be deemed to be followed by “but not limited to”; and (vii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

ARTICLE II. TAX RETURNS AND TAX PAYMENTS

2.01 OBLIGATIONS TO FILE TAX RETURNS.

(a) The ASD Group shall have the sole and exclusive responsibility for the preparation and filing of (A) each Tax Return filed after the Distribution Date that includes any member of the ASD Group or any assets or operations of the Remainco Business other than Tax Returns listed on Schedule 2.01(a) and (B) Tax Returns listed on Schedule 2.01(b) (each, an “ASD Filed Tax Return”); provided, however, that (x) WABCO shall prepare and deliver to ASD in a manner consistent with past practices pro forma Tax Returns and Tax Information Packages with respect to each member of the WABCO Group or portion of the VCS Business included in, or reflected on, an ASD Filed Tax Return no later than ninety (90) days before the due date for the filing of the relevant Tax Return, (y) ASD shall provide to WABCO no later than thirty (30) days in advance of the due date for the filing thereof, and WABCO shall have a reasonable opportunity to review and comment on, any such ASD Filed Tax Return (or the relevant portion thereof) to the extent that WABCO is responsible for any portion of the Taxes reported on such ASD Filed Tax Return, and (z) in the case of any ASD Filed Tax Return that includes any member of the WABCO Group or the VCS Business only for the portion of the relevant taxable period that ends on the Distribution Date, taxable income, assets or other attributes of the VCS Business shall be allocated by ASD to the portion of such taxable period that ends on the Distribution Date based on an actual or hypothetical closing of the books at the close of the Distribution Date performed by ASD. Each member of the WABCO Group hereby irrevocably authorizes and designates ASD as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such ASD Filed Tax Returns and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Governmental Entity in respect of an ASD Filed Tax Return. Except as otherwise provided herein, ASD shall have the exclusive right to file, prosecute, compromise or settle any claim for, or refund of, Taxes in respect of an ASD Filed Tax Return for which ASD bears responsibility hereunder and to determine whether any refunds of Taxes to which the ASD Group may be entitled shall be received by way of refund or credit against the Tax liability of the ASD Group. For purposes of this Section, validly filed extensions of time to file tax returns should be treated as extending the date such returns are required to be filed.

(b) The WABCO Group shall have the sole and exclusive responsibility for the preparation and filing of (A) each Tax Return that is required to be filed after the Distribution Date that includes any member of the WABCO Group or any assets or operations of the VCS Business that is not an ASD Filed Tax Return other than Tax Returns listed on Schedule 2.01(b) and (B) Tax Returns listed on Schedule 2.01(a) (each, a “WABCO Filed Tax Return”); provided, however, that, except as otherwise required by law, (1) all WABCO Filed Tax Returns shall be prepared on a basis that is consistent with the Tax Opinion and the private letter ruling received by ASD on [    ], 2007 (the “Ruling”) with respect to the Reorganization transactions addressed therein and the Distribution and consistent with past practices of ASD, (2) WABCO shall provide to ASD no later than thirty (30) days in advance of the due date for the filing thereof, and ASD shall have a reasonable opportunity to review and comment on, any such WABCO Filed Tax Return (or the relevant portion thereof) to the extent that ASD is responsible for any portion of the Taxes reported on such WABCO Filed Tax Return and (3) in the case of any WABCO Filed Tax Return that includes any member of the WABCO Group or the VCS Business only for the portion of the relevant taxable period that begins after the Distribution Date, taxable income, assets or other attributes of the VCS Business shall be allocated by ASD to the portion of such taxable period that begins after the Distribution Date based on an actual or hypothetical closing of the books at the close of the Distribution Date. For purposes of this Section, validly filed extensions of time to file tax returns should be treated as extending the date such returns are required to be filed.

2.02 OBLIGATION TO REMIT TAXES. Subject to Section 2.01 and subject always to the ultimate division of responsibility for Taxes set out in Section 2.03, the ASD Group and the WABCO Group shall each remit or cause to be remitted to the applicable Governmental Entity in a timely manner any Taxes due in respect of any Tax Return that such Party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such Party or a member of such Party’s group (the ASD Group or the WABCO Group) to any Governmental Entity). In the case of any ASD Filed Tax Return or WABCO Filed Tax Return, for which the Party not required to file such Tax Return is obligated under this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Party filing such Tax Return shall notify the other Party, in writing, of its obligation to pay such Taxes and the Party receiving such notice shall pay such amount to the Party filing such Tax Return in accordance with the notice and payment provisions contained in ARTICLE IV.

2.03 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS.

(a) ASD and the members of the ASD Group shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations) all Taxes attributable to any member of the ASD Group or the Remainco Businesses for any Pre-Distribution Period or Post-Distribution Period other than (i) Taxes arising as a result of (A) the Distribution, except to the extent such Taxes arise as a result of any breach of any covenant or any other obligation contained in the Tax Materials or this Agreement by ASD or any member of the ASD Group or any shareholder of ASD (the “External Distribution Tax Liability”), or (B) the Reorganization or any transaction associated therewith as described in the Ruling or the Distribution Agreement and paid after the Distribution except to the extent such Taxes arise as a result of any action undertaken by ASD, any member of the ASD Group or any shareholder of ASD after the Distribution (the “Restructuring Tax Liability”), (ii) claims for indemnification made by one or more buyers of the B&K Business, or any assignee of such claims, with respect to Foreign Taxes resulting from (Y) any audit, examination, investigation, or other proceeding by any Governmental Entity in respect of Taxes or Tax matters of the B&K Business, or (Z) any underpayment of Taxes identified by a buyer of the B&K Business relating to Taxes or Tax Returns of the B&K Business, each with respect to periods prior to the earlier of (I) the date of sale of the B&K Business, or if the B&K Business is not sold to a single buyer, the date the buyer making the indemnification claim purchased a portion of the B&K Business to which such claim relates, or (II) December 31, 2007 (the “B&K Foreign Tax Liability”) and (iii) Taxes imposed with respect to the ownership of the VCS Assets or the operation of the VCS Business by any member of the ASD Group (the “VCS Tax Liability”) (collectively, the “ASD Taxes”).

(b) WABCO and the members of the WABCO Group shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations) (i) all Taxes attributable to any member of the WABCO Group, the ownership of any VCS Asset or the operation of the VCS Business for any Pre-Distribution Period or Post-Distribution Period, (ii) the External Distribution Tax Liability, (iii) the Restructuring Tax Liability, (iv) the B&K Foreign Tax Liability, and (v) the VCS Tax Liability (collectively, the “WABCO Taxes”), provided, however, that the portion of the Restructuring Tax Liability incurred by TBLP and its Subsidiaries (the “WLP Restructuring Tax Liability”) shall be assumed by WLP in connection with the TBLP Contribution; provided further, that the portion of the Restructuring Tax Liability incurred or assumed by Trane Brazil and its Subsidiaries attributable to Canadian and Brazilian Taxes (the “WABCO Brazil Restructuring Tax Liability”) shall be assumed by WABCO Brazil in connection with the Trane Brazil Contribution.

(c) If, prior to the Distribution, a deposit were made with respect to any Tax for which WABCO, WLP or WABCO Brazil is responsible under this Agreement, such deposit shall be assigned to such responsible Party and such Party shall only be liable for the amount of such Tax ultimately due in excess of the applicable deposit. Refunds of such deposits shall be remitted to, and any credits with respect to Taxes attributable to such deposits shall be for the benefit of, WABCO or the WABCO subsidiary responsible for the Tax with respect to which the deposit was made.

(d) Notwithstanding anything else to the contrary contained herein or in any other Transaction Agreement and notwithstanding whether any such Tax Deductions are realized on ASD Filed Tax Returns or WABCO Filed Tax Returns, the Parties agree to allocate the Tax Deductions set forth on Schedule B in accordance therewith.

(e) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the ASD Group and any member of the WABCO Group shall be terminated with respect to the WABCO Group as of the Distribution Date, and no member of the WABCO Group shall have any continuing rights or obligations thereunder.

2.04 AMENDED RETURNS.

(a) WABCO shall not, and shall not permit any member of the WABCO Group, to file any amended Tax Return that includes any member of the ASD Group or any of the assets or operations of the Remainco Businesses without the consent of ASD, not to be unreasonably withheld. ASD shall provide a response to a request for such consent from WABCO within seven (7) Business Days following the receipt of such request. Receipt of consent by WABCO or a member of the WABCO Group from ASD under the provisions of this Section 2.04(a) shall not limit or modify WABCO’s continuing indemnification obligation under Section 4.01(b).

(b) ASD shall not, and shall not permit any member of the ASD Group, to file any amended Tax Return that includes any member of the WABCO Group or any of the assets or operations of the VCS Business without the consent of WABCO, not to be unreasonably withheld. WABCO shall provide a response to a request for such consent from ASD within seven (7) Business Days following the receipt of such request. Receipt of consent by ASD or a member of the ASD Group from WABCO under the provisions of this Section 2.04(b) shall not limit or modify ASD’s continuing indemnification obligation under Section 4.01(a).

ARTICLE III. REPRESENTATIONS AND COVENANTS

3.01 COMPLIANCE WITH THE RULING AND TAX OPINION.

(a) ASD (on behalf of itself and all other members of the ASD Group) hereby represents and warrants that (i) it has examined (A) the Ruling, (B) the Tax Opinion, (C) the Ruling Request, (D) the Tax Certificates and (E) any other materials delivered or deliverable in connection with the issuance of the Ruling and the rendering of the Tax Opinion (collectively, the “Tax Materials”) and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to ASD or any member of the ASD Group or the Remainco Businesses, were, at the time presented or represented and from such time until and including the Distribution Date true, correct and complete in all material respects. ASD (on behalf of itself and all other members of the ASD Group) hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to ASD or any member of the ASD Group or the Remainco Businesses.

(b) WABCO (on behalf of itself and all other members of the WABCO Group) hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to WABCO or any member of the WABCO Group or the VCS Business, were at the time presented or represented and from such time until and including the Distribution Date true, correct and complete in all respects. WABCO (on behalf of itself and all other members of the WABCO Group) hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to WABCO or any member of the WABCO Group or the VCS Business.

3.02 OPINION REQUIREMENT FOR MAJOR TRANSACTIONS. WABCO (on behalf of itself and all other members of the WABCO Group) hereby covenants and agrees that no member of the WABCO Group will take or permit to be taken within two (2) years of the Distribution the following actions: (i) any Proposed Acquisition Transaction or approval of any Proposed Acquisition Transaction for any purpose; (ii) the issuance of any WABCO equity or rights to acquire any WABCO equity (other than (A) any such issuance qualifying under Treas. Reg. § 1.355-7(d)(8) in connection with the performance of services, or (B) any issuances which, in the aggregate, would not result in a Proposed Acquisition Transaction); (iii) redemptions or repurchases of any WABCO equity (except to the extent consistent with the requirements of Rev. Proc. 96-30 and statements made with respect thereto in the Ruling Request and the Ruling); (iv) recapitalizations or other dispositions of, or modifications to the terms of, any WABCO equity; (v) any liquidation, merger or consolidation involving WABCO (including, for purposes of clarification, the conversion of WABCO into a limited liability company); (vi) any sale of all or substantially all of WABCO’s assets in a single transaction or series of related transactions; (vii) the disposition or discontinuance of the operation of any active trade or business assets except in the ordinary course of business; or (viii) actions or positions inconsistent with any representation or covenant of WABCO or any member of the WABCO Group contained in Section 3.01(b) or Section 6.02 of this Agreement and no member of the WABCO Group will take or permit to be taken any action at any time that could jeopardize, directly or indirectly, any of the conclusions contained in the Ruling or the Tax Opinion (collectively, the “Prohibited Acts”). Notwithstanding the foregoing, WABCO or a member of the WABCO Group may take any of the Prohibited Acts if WABCO obtains (1) the written consent of ASD, not to be unreasonably withheld, or (2) (a) an unqualified opinion of a nationally recognized law firm, in form and substance reasonably satisfactory to ASD, that the taking of such action will not adversely affect, directly or indirectly, any of the conclusions contained in the Ruling or the Tax Opinion, or (b) a supplemental ruling from the Internal Revenue Service that the taking of such action will not adversely affect, directly or indirectly, any of the conclusions contained in the Ruling, provided, however, that no request for a supplemental ruling shall be made prior to obtaining ASD’s consent, not to be unreasonably withheld, and that ASD shall have the right to participate in the preparation of all material correspondence, calls, meetings and similar events related to obtaining such supplemental ruling. ASD shall provide a response to a request for consent from WABCO under the provisions of this Section 3.02 within seven (7) Business Days following the receipt of such request. Receipt of consent by WABCO or a member of the WABCO Group from ASD under the provisions of this Section 3.02 shall not limit or modify WABCO’s continuing indemnification obligation under Section 4.01(b).

3.03 AMERICAN STANDARD COVENANTS. Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, ASD (on behalf of itself and all other members of the ASD Group) hereby confirms and agrees that neither ASD nor any member of the ASD Group will take or permit to be taken any action at any time that would likely jeopardize, directly or indirectly, any of the conclusions contained in the Ruling or the Tax Opinion.

ARTICLE IV. INDEMNITY OBLIGATIONS AND PAYMENTS

4.01 INDEMNITY OBLIGATIONS.

(a) ASD shall indemnify and hold harmless WABCO from and against, and will reimburse WABCO for (i) all ASD Taxes and (ii) all Taxes and Indemnifiable Losses arising out of, based upon or relating or attributable to any breach of any representation, covenant or obligation of any member of the ASD Group under this Agreement.

(b) Notwithstanding whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, the WABCO Group shall indemnify and hold harmless ASD from and against, and will reimburse ASD for (i) all WABCO Taxes and (ii) all Taxes and Indemnifiable Losses arising out of, based upon or relating or attributable to any breach of or inaccuracy in any representation, covenant or obligation of any member of the WABCO Group under this Agreement.

(c) WLP shall indemnify and hold harmless TBLP and its Subsidiaries from and against, and will reimburse TBLP and its Subsidiaries for (i) the WLP Restructuring Tax Liability and (ii) all Taxes and Indemnifiable Losses arising out of, based upon or relating or attributable to any breach of any representation, covenant or obligation of WLP under this Agreement.

(d) WABCO Brazil shall indemnify and hold harmless Trane Brazil and its Subsidiaries from and against, and will reimburse Trane Brazil and its Subsidiaries for (i) the WABCO Brazil Restructuring Tax Liability and (ii) all Taxes and Indemnifiable Losses arising out of, based upon or relating or attributable to any breach of any representation, covenant or obligation of WABCO Brazil under this Agreement.

4.02 NOTICE. A Party making a claim for indemnification under this Agreement (the “Indemnified Party”) shall provide the Party from whom such indemnification is sought (the “Indemnifying Party”) with written notice of such claim describing such claim in reasonable detail and accompanied by reasonable documentation supporting such claim (the “Claim”) no later than twenty (20) Business Days after the Indemnified Party (i) files a Tax Return reporting Taxes due which are subject to reimbursement or (ii) receives written notice with respect to Taxes that may be subject to indemnification under this Agreement, provided, however, that in the event that timely notice is not provided, the Indemnifying Party shall be relieved of its obligation to indemnify the Indemnified Party only to the extent that such delay results in actual increased costs or actual prejudice.

4.03 TIMING OF PAYMENTS. The Indemnifying Party shall pay the amount of any Claim to the Indemnified Party within ten (10) Business Days of receipt of the Claim, provided that, if such Claim is still subject to the outcome of any Tax Contest, then payment shall not be due until ten (10) Business Days after such Claim either is resolved through a Final Determination, or prior to a Final Determination, if the Indemnified Party and the Indemnifying Party agree on the indemnification obligation under this Agreement with respect to such Claim. All indemnification payments due under this Agreement shall be made by wire transfer of immediately available funds to a bank account of the Indemnified Party. Late payments shall be subject to interest at a rate per annum equal to the then effective Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

4.04 TREATMENT OF PAYMENTS. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by law, for all Tax purposes as a non-taxable payment made immediately prior to the Distribution.

4.05 PAYMENTS NET OF INSURANCE PROCEEDS, TAX COSTS AND BENEFITS. The amount due with respect to any Claim by an Indemnified Party under this Agreement shall be determined net of the amount of related insurance proceeds, Tax Benefit and Tax Cost to the Indemnified Party.

ARTICLE V. TAX CONTESTS

5.01 NOTICE. The Indemnified Party shall promptly notify the Indemnifying Party in writing upon receipt by the Indemnified Party or any member of its group of a written communication from any Governmental Entity with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the Indemnifying Party may be liable under this Agreement.

5.02 CONTROL OF CONTESTS BY ASD. Subject to the limitations in any agreement relating to the sale or other disposition of all or any portion of the B&K Business, ASD shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any ASD Filed Tax Return and the Tax Contests listed on Schedule 5.03, but excluding Tax Contests involving the B&K Foreign Tax Liability and the Tax Contests listed on Schedule 5.02; provided, however, that ASD shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest that affects the liability of WABCO or a member of the WABCO Group under this Agreement without the consent of WABCO, not to be unreasonably withheld. WABCO shall provide a response to a request for such consent from ASD within seven (7) Business Days following the receipt of such request. Subject to ASD’s rights under this Section 5.02, upon request by WABCO, WLP or WABCO Brazil, such requesting party shall, at its own expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of WABCO (or any member of the WABCO Group), WLP or WABCO Brazil, as the case may be, under this Agreement, provided, however, that such rights shall be limited to the extent that ASD’s right to control or otherwise participate in the relevant Tax Contest are limited pursuant to any agreement for a sale or other disposition of all or any portion of the B&K Business.

5.03 CONTROL OF CONTESTS BY WABCO. WABCO shall have the full responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any WABCO Filed Tax Return, the B&K Foreign Tax Liability and the Tax Contests listed on Schedule 5.02, but excluding the Tax Contests listed on Schedule 5.03; provided, however, that WABCO’s right to control or otherwise participate in a Tax Contest involving a WABCO Filed Tax Return, a Tax Contest listed on Schedule 5.02 or the B&K Foreign Tax Liability shall be limited to the extent that ASD’s right to control or otherwise participate in the relevant Tax Contest are limited pursuant to any agreement relating to the sale or other disposition of all or any portion of the B&K Business; provided, further, that WABCO shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest that affects the liability of ASD or a member of the ASD Group under this Agreement without the consent of ASD, not to be unreasonably withheld. ASD shall provide a response to a request for such consent from WABCO within seven (7) Business Days following the receipt of such request. Subject to WABCO’s rights under this Section 5.03 and subject to any limitations in any agreement relating to the sale or other disposition of all or any portion of the B&K Business, upon request by ASD, ASD shall, at its own expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of ASD or any member of the ASD Group, as the case may be, under this Agreement.

ARTICLE VI. COOPERATION

6.01 GENERAL. Each Party shall fully cooperate, and shall cause all members of such Party’s group (the ASD Group or the WABCO Group) to fully cooperate, with the other Parties in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

6.02 CONSISTENT TREATMENT. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the allocation of Taxes and Tax Deductions between the ASD Group and the WABCO Group as set forth in this Agreement, (b) the Ruling, (c) the Tax Opinion, or (d) the Tax treatment of any transaction included in the Reorganization agreed upon by the parties.

ARTICLE VII. RETENTION OF RECORDS; ACCESS

7.01 For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (i) the expiration of any applicable statutes of limitation and (ii) seven years after the Distribution Date, the Parties shall (a) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the ASD Group or the WABCO Group for any Pre-Distribution Period or any Post-Distribution Period or for any Tax Contests relating to such Tax Returns, and (b) give to the other Parties reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. At any time after the Distribution Date that the ASD Group proposes to destroy such material or information, it shall first notify the WABCO Group in writing and the WABCO Group shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that the WABCO Group proposes to destroy such material or information, it shall first notify the ASD Group in writing and the ASD Group shall be entitled to receive such materials or information proposed to be destroyed.

ARTICLE VIII. DISPUTE RESOLUTION

8.01 In the event of any disagreement arising under this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”), the Parties shall promptly notify the chief financial officer of each of ASD and WABCO (each, a “CFO” and, together, the “CFOs”) of such Dispute, who together shall attempt in good faith to resolve such Dispute. If such Dispute is not resolved within seven (7) Business Days following the date on which the CFOs receive notification, the Parties to such Dispute shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor” and, together, the “Preliminary Tax Advisors”), which Preliminary Tax Advisors shall jointly retain a third independent, nationally recognized law or accounting firm which must be located in New York, New York (the “Tax Advisor”) on behalf of the Parties to the Dispute to act as an arbitrator in order to resolve the Dispute. The Tax Advisor’s determination as to any Dispute shall be made in accordance with the terms of this Agreement and shall be final and binding on the Parties and not subject to collateral attack for any reason (other than manifest error). All fees and expenses of the Preliminary Tax Advisor shall be borne by the Party that engaged such advisor and all of the fees and expenses of the Tax Advisor shall be shared equally by each of the Parties to the Dispute.

ARTICLE IX. MISCELLANEOUS PROVISIONS

9.01 GOVERNING LAW. This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

9.02 APPLICATION TO PRESENT AND FUTURE SUBSIDIARIES. This Agreement is being entered into by ASD and WABCO on behalf of themselves and the members of their respective groups (the ASD Group and the WABCO Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of ASD or WABCO in the future.

9.03 FURTHER ASSURANCES. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

9.04 SURVIVAL. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

9.05 DISTRIBUTION AGREEMENT. To the extent not inconsistent with any specific term of this Agreement, the provisions of the Distribution Agreement shall apply in relevant part to this Agreement, including 11.1 Complete Agreement; Construction, 11.6 Notices, 11.7 Waivers, 11.8 Amendments, 11.9 Assignment, 11.10 Termination, Etc., 11.14 Third-Party Beneficiaries, 11.15 Title and Headings, 11.16 Exhibits and Schedules, 11.19 Consent to Jurisdiction, 11.20 Specific Performance, 11.21 Waiver of Jury Trial, 11.22 Severability and 11.24 Authorization.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AMERICAN STANDARD COMPANIES INC.

By:
Name:
Title:

WABCO HOLDINGS INC.

By:
Name:
Title:

TRANE BERMUDA L.P.

By:
Name:
Title:

WABCO BERMUDA L.P.

By:
Name:
Title:

TRANE DO BRASIL INDUSTRIA E COMERCIO DE PRODUTOS PARA CONDICIONAMENTO DE AR LTDA.

By:
Name:
Title:

WABCO DO BRASIL INDUSTRIA E COMERCIO DE FREIOS LTDA.

By:
Name:
Title: